UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2012

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 1, 2012, Marina Biotech, Inc. (the “Company”) issued a press release to announce that its common stock will begin trading on the OTCQX tier of the OTC Markets commencing on Thursday, February 2, 2012. The Company has been advised that its shares will trade under its current symbol, “MRNA”.

On February 1, 2012, the Company received notification that the Nasdaq Hearings Panel has determined to delist the Company’s common stock from the Nasdaq Stock Market, and will suspend trading in the shares effective at the open of business on Thursday, February 2, 2012. Thereafter, The Nasdaq Stock Market will file a Form 25-NSE with the Securities and Exchange Commission to complete the delisting. The Company had the right to request an additional appeal of this determination, but has decided that to do so is not in the best interest of the Company’s shareholders. The Company plans to continue to file with the Securities and Exchange Commission any and all reports that the Company may be required to file with it following the delisting.

As previously reported, on March 25, 2011, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market notifying it that it was not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on The NASDAQ Global Market, as a result of the bid price of the common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter. On October 27, 2011, the Company participated in a hearing before the NASDAQ Listing Qualifications Panel to review the Company’s plan to regain compliance with the minimum bid price requirement. In a November 16, 2011 decision, the Panel provided the Company with an extension until January 31, 2012 to regain compliance with the minimum bid price requirement.

A copy of the press release is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

February 2, 2012	By:	/s/ Philip C. Ranker
	Name:	Philip C. Ranker
	Title:	Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Marina Biotech, Inc. dated February 1, 2012.